Exhibit 10.13

Martin Minnaugh

Virginia Power Energy Marketing, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Re: Letter of Agreement	July 11, 2006

Dear Martin:

This confirms the agreement of Virginia Power Energy Marketing, Inc. (“VPEM”) and MxEnergy Inc. (“MXenergy”)  with respect to the amendment and restatement of the Amended and Restated Energy Marketing Agreement, dated as of December 15, 2005. Specifically:

All forward physical and financial transactions between VPEM and MXenergy will be novated to Societe Generale (“SG”) upon completion of and ISDA Master Agreement between SG and VPEM, with such novation (the “Novation”) to take place prior to September 1, 2006.

During the period from the date of this Letter of Agreement until the Novation, MXenergy shall post dollar for dollar margin in the amount of any negative marked to market amount. If the Novation is not completed by September 1, 2006 as a result of the failure of VPEM to behave in a commercially reasonable manner, the margining reflected above will not be required.

MXenergy and VPEM shall amend the current ISDA Agreement & Schedule to include margining provisions referenced in the prior bullet.

MXenergy will post commercially acceptable forms of credit support in accordance with normal counterparty business arrangements for actual account receivable exposure, but for no greater than 60 days of actual account receivable exposure.

VPEM will evaluate, per VPEM’s credit policies, an open account status for MXenergy to purchase physical gas.

Subject to the above items, MXenergy will purchase its physical natural gas requirements from VPEM in the LDC territories set forth on Exhibit 6 of the EMA, including without limitation the $0.04 adder set forth in Exhibit 8.

The parties do not otherwise waive any rights under the EMA and will incorporate the provisions of this Letter of Agreement into an amended and restated Energy Marketing Agreement no later than July 12, 2006.

Sincerely,

/s/ Carole R. Artman-Hodge

Carole R. Artman-Hodge
Executive Vice-Presdent
and Chief Operating Officer